PRINTWARE, INC.
1270 Eagan Industrial Road
St. Paul, MN 55121

October 11, 2001

Dear Shareholder:

I am pleased to invite you to attend the Special Meeting of Shareholders (the "Special Meeting") of Printware, Inc. (the "Company") to be held the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 800 LaSalle Avenue, Suite 2800, Minneapolis, MN 55402 on Wednesday, November 14, 2001 at 9:30 a.m. Central Standard Time.

At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve the sale of substantially all of the operating assets of the Company, including all accounts receivable, inventory, fixed assets, customer lists, intellectual property and related tangible and intangible assets (the "Asset Sale"), on the terms and conditions set forth the Asset Purchase Agreement, dated September 27, 2001, by and between the Company and Printware Acquisition, LLC (the "Asset Purchase Agreement"). A copy of the Asset Purchase Agreement is set forth Exhibit A to the Proxy Statement. Several shareholders of the Company, who own the aggregate approximately 13.6% of the Common Stock of the Company, have informed the Company that they intend to vote all of their shares favor of the Asset Sale.

Completion of the Asset Sale will not affect the outstanding shares of the Company's Common Stock. Shareholders are not being asked to exchange their shares of the Company's Common Stock for any other shares or for cash or other property.

Following the Asset Sale, the Company intends to pursue an acquisition of another operating business. The Company is actively seeking an appropriate acquisition candidate. It is not possible, however, to estimate a timetable for completing an acquisition, and there can be no assurances that the Company will complete any acquisition at all. The Company may also use part of the proceeds of the Asset Sale to repurchase shares of its outstanding Common Stock or to declare one or more dividends to shareholders.

THE BOARD OF DIRECTORS HAS DETERMINED THAT THE ASSET SALE IS THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE ASSET SALE AND, ACCORDINGLY, RECOMMENDS A VOTE FAVOR OF THE ASSET SALE, AS DESCRIBED FURTHER HEREIN.

The accompanying material includes the Notice of Special Meeting, the Summary Term Sheet, the Proxy Statement and the related proxy card. I hope you will be able to attend the Company's Special Meeting. Whether or not you are able to attend the Special Meeting person, I urge you to sign and date the enclosed proxy and return it promptly the enclosed envelope. If you do attend the Special Meeting person, you may withdraw your proxy and vote personally on any matters brought properly before the Special Meeting.

Very truly yours,

Gary S. Kohler
Chariman of the Board

PRINTWARE, INC. 1270 Eagan Industrial Road St. Paul, MN 55121 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To be held on November 14, 2001

To the Shareholders of Printware, Inc.:

A Special Meeting of Shareholders of Printware, Inc., a Minnesota corporation (the "Company"), will be held on Wednesday, November 14, 2001 at 9:30 a.m., Central Standard Time, at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 800 LaSalle Avenue, Suite 2800, Minneapolis, Minnesota 55402, for the following purposes:

1. To consider and vote upon a proposal to approve the sale of substantially all of the operating assets of the Company, including all accounts receivable, inventory, fixed assets, customer lists, intellectual property and related tangible and intangible assets (the "Asset Sale"), on the terms and conditions set forth the Asset Purchase Agreement, dated September 27, 2001, by and between the Company and Printware Acquisition LLC (the "Asset Purchase Agreement") (collectively, the "Asset Sale Proposal").

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company's Common Stock at the close of business on September 20, 2001 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Each of you is invited to attend the Special Meeting person if possible. Whether or not you plan to attend person, please mark, date and sign the enclosed proxy, and mail it promptly. A return envelope is enclosed for your convenience.

By Order of the Board of Directors,

Mark G. Eisenschenk
Secretary

Dated: October 11, 2001

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE PERSON IF THEY DESIRE.

SUMMARY TERM SHEET

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the Asset Sale, you should carefully read this entire Proxy Statement, including the exhibits, one of which is the Asset Purchase Agreement. The Asset Purchase Agreement constitutes the legal document that governs the Asset Sale.

When and Where is the Special Meeting?

The Special Meeting of shareholders of Company will be held on Wednesday, November 14, 2001 at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 800 LaSalle Avenue, Suite 2800, Minneapolis, Minnesota, commencing at 9:30 a.m., Central Standard Time.

What Matters Will Be Voted Upon at the Special Meeting?

The only matter to be voted upon at the Special Meeting will be a proposal to approve the Asset Sale. If the Asset Sale is approved by the shareholders, the Company will sell substantially all of its operating assets, including all accounts receivable, inventory, fixed assets, customer lists, intellectual property and related tangible and intangible assets, on the terms and conditions set forth the Asset Purchase Agreement.

What are the Reasons for the Asset Sale?

The Company has been striving to increase shareholder value during the past year. Despite increasing its revenues during an economically challenging time, redeploying approximately $2.5 million of the Company's capital from a portfolio of direct finance leases to cash available for investments, better managing the Company's working capital and implementing a stock repurchase program, the market value of the Company's Common Stock has continued to decline and remains at a level below the Company's combined cash and investments. While the Company's computer-to-plate business has been generating revenues at an increasing rate, its annual sales are only approximately $6 million, which the Company believes is below the level necessary for attracting investor and brokerage community enthusiasm. Accordingly, an effort to increase shareholder value, the Company wishes to sell substantially all of the operating assets associated with its computer-to-plate business and use the proceeds, along with its current cash and investment holdings, to pursue the acquisition of another operating business. The Company may also use some of the proceeds to repurchase its Common Stock or declare one or more dividends to shareholders. See "Approval of the Asset Sale - Reasons for the Asset Sale."

What Will the Company do After the Completion of the Asset Sale?

Following the Asset Sale, the Company intends to pursue an acquisition of another operating business. The Company is actively seeking an appropriate acquisition candidate. It is not possible, however, to estimate a timetable for completing an acquisition and there can be no assurances that the Company will be able to complete any acquisition at all. The Company may also use part of the proceeds of the Asset Sale to repurchase its Common Stock or declare one or more dividends to shareholders. See "Approval of the Asset Sale - Proceeds of the Asset Sale; Company's Business Following the Asset Sale."

What are the Terms of the Asset Sale?

If you approve of the Asset Sale and if the transaction closes, the Company will sell to Printware Acquisition substantially all of the assets of the Company's computer-to-plate business, including accounts receivable, inventory, fixed assets, customer lists and related tangible and intangible assets having an aggregate book value as of June 30, 2001 of $2,776,000. At closing, subject to adjustment, the Company will receive total consideration of $2,770,000, consisting of $1 million cash, a $750,000 five-year subordinated note bearing interest at 7% per annum, a 10% equity stake Printware Acquisition, LLC (the company to whom the operating assets will be sold) valued by the Company at $500,000 and the assumption by Printware Acquisition, LLC of $520,000 of Company accounts payable. The Asset Purchase Agreement also contains other terms and conditions customary for a transaction of this type. See "Approval of the Asset Sale - The Asset Sale" and "Approval of the Asset Sale - Description of the Asset Purchase Agreement."

How Will the Proceeds of the Asset Sale Be Used by the Company?

The proceeds of the Asset Sale will be used to pay any applicable Asset Sale transaction costs, severance benefits and expenses associated with the Company's ongoing public company reporting requirements. Any proceeds not so used shall be retained or invested by the Company pending use of some or all of such sums the acquisition of an operating business. The Company may also use part of the proceeds of the Asset Sale to repurchase its Common Stock or declare one or more dividends to shareholders. See "Approval of the Asset Sale - Proceeds of the Asset Sale; Company's Business Following the Asset Sale."

Do I Have Dissenters' Rights?

Yes. Dissenters' rights allow shareholders to dissent from the Asset Sale and receive a fair cash payment for their shares. You must follow certain procedural steps, including delivering to the Company a written demand for appraisal of your shares prior to the vote on the Asset Sale and not voting favor of the Asset Sale, if you wish to perfect and exercise your dissenters' rights under Minnesota law. Failure to comply with those procedures will result the forfeiture of your dissenters' rights. Under the terms of the Asset Purchase Agreement, however, the Company is entitled to terminate the Asset Purchase Agreement if holders of more than 5% of the Company's outstanding Common Stock exercise their dissenters' rights. See "Approval of the Asset Sale - Summary of Dissenters' Rights" and "Approval of the Asset Sale Description of the Asset Purchase Agreement."

Will Completion of the Asset Sale Affect My Shares of the Company's Common Stock or My Rights as a Shareholder?

No. Completion of the Asset Sale will not affect the outstanding shares of the Company's Common Stock. You are not being asked to exchange your shares of the Company's Common Stock for any other shares or for cash or other property.

What are the Federal Income Tax Consequences of the Asset Sale?

The Asset Sale will result gain or loss to the Company depending on whether the net proceeds realized from the sale of its various assets exceeds its bases such assets, as determined on an asset-by-asset basis. The Asset Sale by itself will not produce any separate and independent federal income tax consequences to you unless you exercise your dissenters' rights. See "Approval of the Asset Sale - Federal Income Tax Consequences."

Who is Entitled to Vote?

Only shareholders of record at the close of business on September 20, 2001 are entitled to receive notice of and to vote at the Special Meeting. See "Voting and Revocation of Proxy."

If My Broker Holds My Shares "Street Name," Will My Broker Vote My Shares For Me?

Your broker will vote your shares on the approval of the Asset Sale only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "Quorum; Abstentions; Broker Non-Votes."

May I Change My Vote After I Have Submitted My Proxy?

Yes. To change your vote you can do any of the following:

• Give notice of your changed vote writing mailed to the Secretary of the Company at the address that appears on the first page of this Proxy Statement..

• Execute and deliver to the Company a subsequently dated proxy.

• Attend the Special Meeting and give oral notice of your intention to vote person.

You should be aware that simply attending the Special Meeting will not and of itself constitute a revocation of your proxy. See "Voting and Revocation of Proxy."

What Shareholder Vote is Required to Approve the Asset Sale?

Approval of the Asset Sale will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company. Several shareholders of the Company, who own the aggregate approximately 13.6% of the Common Stock of the Company, have informed the Company that they intend to vote all of their shares favor of the Asset Sale. See "Approval of Asset Sale - Vote Required."

Has the Board of Directors Recommended that I Vote for Approval of the Asset Sale?

Yes. Your Board of Directors believes that the Asset Sale is the best interests of the Company and its shareholders, and recommends that shareholders vote for approval of the Asset Sale. See "Approval of Asset Sale - Recommendation of the Company's Board of Directors."

What do I Need to do Now?

First, read this Proxy Statement carefully. Then you should, as soon as possible, submit your proxy by executing and returning the enclosed proxy card. Your shares represented by proxy will be voted accordance with the instructions you specify on the proxy card. If you submit a proxy card without specifying how the shares should be voted, your shares will be voted for approval of the Asset Sale.

Whom Should I Call if I Have Questions?

If you have questions about the Asset Sale or the Asset Purchase Agreement you may call Mark G. Eisenschenk, Secretary, at 651-456-1400.

_______________

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT
(INCLUDING THE EXHIBITS) ITS ENTIRETY.

PRINTWARE, INC.
1270 Eagan Industrial Road
St. Paul, MN 55121

PROXY STATEMENT

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors of Printware, Inc., a Minnesota corporation (the "Company"), for use at the Special Meeting of Shareholders ("Special Meeting") to be held at 9:30 a.m. Central Standard Time, on Wednesday, November 14, 2001, and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about October 12, 2001.

The Company will bear the expense of the solicitation of proxies for the Special Meeting, including the cost of mailing. Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expense so doing. addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company may also engage a proxy solicitor, which event the Company will bear all fees and expenses associated with such engagement.

Record Date and Outstanding Common Stock

Only shareholders of record at the close of business on September 20, 2001 (the "Record Date") will be entitled to vote at the Special Meeting. On the Record Date, there were 3,298,679 shares of Common Stock outstanding.

Voting and Revocation of Proxy

Holders of record of the Company's Common Stock on the Record Date are entitled to notice of, and to vote at, the Special Meeting. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Special Meeting.

Each proxy returned to the Company will be voted accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted FOR the approval of the Asset Sale. While the Board of Directors knows of no other matters to be presented at the Special Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter accordance with the judgment of the proxy holders.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) giving written notice of such revocation to the Secretary of the Company, (b) giving another written proxy bearing a later date, or (c) attending the Special Meeting and voting person (although attendance at the Special Meeting will not and of itself constitute a revocation of a proxy).

Quorum; Abstentions; Broker Non-Votes

A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Special Meeting, must be present person or by proxy before action may be taken at the Special Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted favor of such matter. If an executed proxy is returned by a broker holding shares "street name" which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. To be passed, the Asset Sale Proposal must receive the affirmative vote of a majority of the outstanding shares of the Company. Accordingly, abstentions, broker non-votes and shares that are not represented by proxy or voted person at the Special Meeting will have the same effect as a vote AGAINST the approval of the Asset Sale Proposal.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth certain information as of August 31, 2001, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of its outstanding shares, (ii) the directors, (iii) the executive officers, and (iv) all officers and directors as a group. Unless noted below, the address of each of the following shareholders is the same as the Company. Such information is based upon information furnished by each owner, including, where applicable, information furnished a Schedule 13G or 13F filed by such owner with the Securities and Exchange Commission. Percentages are based upon the number of shares of Printware, Inc. Common Stock outstanding as of August 31, 2001, plus, where applicable, the number of shares that the indicated person and group had a right to acquire within 60 days of such date.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (including shares underlying the options described next column)	Shares Issuable Upon Exercise of Options are Currently or Will Become Exercisable the next 60 Days	Percentage of Outstanding Shares
Pyramid Trading Ltd. Partnership 440 South LaSalle Street Chicago, IL, 60605	343,300 (1)	0	10.4%
Allen L. Taylor 212 Ilwaco Road River Falls, WI, 54022	334,374	12,000	10.1%
Donald Hall and Dennis Hanish c/o Miller, Johnson Steichen & Kinnard 7900 Xerxes Ave. S. Bloomington, MN, 55435	251,500	0	7.6%
Mark G. Eisenschenk	60,000	60,000	1.8%
Timothy S. Murphy	64,817	57,582	1.9%
Gary S. Kohler	12,500	10,000	*
Andrew J. Redleaf	113,300	10,000	3.4%
Stanley Goldberg	95,000 (2)	95,000	2.8%
Roger C. Lucas	10,000	10,000	*
Charles Bolger	10,000	10,000	*
Douglas M. Pihl	10,000	10,000	*
All Directors and executive officers as a group (8 persons)	718,917	262,582	20.2%

*Less than one percent
(1) Messrs. Kohler and Redleaf are also limited partners of Pyramid Trading Ltd. Partnership.
(2) Includes a warrant to purchase 25,000 shares held by Goldmark Advisors, LLC, a firm which Mr. Goldberg has investment and voting power.

APPROVAL OF THE ASSET SALE
(Asset Sale Proposal)

General

At the Special Meeting, the shareholders of Printware, Inc. ("the Company") will be asked to consider and vote upon a proposal to approve the sale of substantially all of the operating assets of the Company, including all accounts receivable, inventory, fixed assets, customer lists, intellectual property and related tangible and intangible assets (the "Asset Sale") on the terms and conditions set forth the Asset Purchase Agreement, dated September 27, 2001 by and between the Company and Printware Acquisition, LLC (the "Asset Purchase Agreement") (collectively, the "Asset Sale Proposal"). The terms of the Asset Purchase Agreement are presented below under the caption "Description of the Purchase Agreement." A copy of the Purchase Agreement is set forth Exhibit A.

The Companies

Printware, Inc.

 Printware, Inc. is a publicly held corporation with shares of its Common Stock listed on the NASDAQ National Market System under the symbol PRTW. The Company is a developer, manufacturer and marketer of computer-to-plate systems which are used by the printing industry to create printing plates directly from computers or the Internet. Computer-to-plate systems replace the traditional plate making process of typesetting, proofing, paste-up, camera work and processing film. The Company's annual sales are approximately $5 to $6 million.

The principal executive office of Printware, Inc. is located at 1270 Eagan Industrial Road, St. Paul, MN 55121. Telephone number is 651-456-1400.

Printware Acquisition, LLC

 Printware Acquisition, LLC ("Printware Acquisition") was formed for the sole purpose of acquiring from the Company its operating assets. Printware Acquisition is a majority-owned subsidiary of Renaissance Equity Partners and its affiliates. Renaissance Equity Partners is an investment group that primarily makes financial investments private entities. To date, Printware Acquisition has not had any operations, nor has it conducted any business except that related to the negotiation and completion of the Asset Sale.

The principal executive office of Printware Acquisition, LLC is located at 5831 Glenroy Road, Suite 480, Minneapolis, MN 55439. Telephone number is 952-831-0771.

Reasons for the Asset Sale

The Company has been striving to increase shareholder value during the past year. Despite increasing its revenues during an economically challenging time, redeploying approximately $2.5 million of the Company's capital from a portfolio of direct finance leases to cash available for investments, better managing the Company's working capital and implementing a stock repurchase program, the market value of the Company's Common Stock has continued to decline and remains at a level below the Company's combined cash and investments. While the Company's computer-to-plate business has been generating increased revenues, its annual sales are only approximately $6 million, which the Company believes is below the level necessary for attracting investor and brokerage community enthusiasm. Accordingly, an effort to increase shareholder value, the Company wishes to sell substantially all of the operating assets associated with its computer-to-plate business. The Company intends to use the proceeds, along with its current cash and investment holdings, to pursue the acquisition of another operating business. The Company may also use part of the proceeds of the Asset Sale to repurchase its Common Stock or declare one or more dividends to shareholders, the event that the Board of Directors determines that it is the best interest of the Company and its shareholders to do so.

In arriving at its determination that the Asset Sale is the best interest of the Company and its shareholders, the Board of Directors carefully considered the following factors:

    The terms and conditions of the Asset Purchase Agreement;
    The lack of other offers that are superior to Printware Acquisition's offer light of all the terms and conditions presented by Printware Acquisition;
    The fact that the Asset Purchase Agreement requires that the Asset Sale be approved by a majority of the Company's shareholders;
    The risk that the Company could be exposed to future indemnification payments for a breach of the representations and warranties contained the Asset Purchase Agreement;
    The risk that Printware Acquisition may be unable to make payments on the $750,000 subordinated promissory note, the risk that the Company's security interest the assets purchased by Printware Acquisition may be or subsequently become insufficient to secure outstanding amounts under the note, and the difficulty valuing and lack of transferability of the 10% interest Printware Acquisition;
    The difficulty justifying the expenses associated with operating the Company's operating business as a public company, particularly given the relatively small size of the computer-to-plate business and the significant costs imposed by public company reporting requirements; and
    The fact that the Asset Sale may facilitate one or more acquisitions of operating businesses that could generate a higher return on investment than the computer-to-plate business.

Background for the Asset Sale

During the last year, the Board of Directors of the Company has explored several alternatives for maximizing shareholder value. The Company actively pursued a variety of computer-to-plate industry related acquisitions, mergers and strategic alliances and held active discussions with at least 15 industry participants. For a variety of reasons, the Company either was not interested or not able to consummate any strategically oriented business development transactions under terms and conditions that could have resulted significantly increased shareholder value.

In connection with its business development activities, the Company also had discussions with industry participants who indicated they were interested exploring the possibility of acquiring all or part of the assets of Printware's computer-to-plate business. While strategic acquirers expressed interest the Printware business, because of the relatively small size of the Company's business and the slowing economy, none of those discussions resulted the issuance of term sheets, letters of interest or letters of intent for the acquisition of all or part of such assets.

The Company also had discussions with potential financial buyers of the computer-to-plate business who were either referred to the Company by a business broker or who were contacted directly by Company management. Based on discussions and preliminary due diligence investigations of the Company and its business, Printware received letters of intent from two interested parties. Based on a review of the terms and conditions provided for a letter of intent dated July 25, 2001, the Board of Directors authorized management to negotiate an asset purchase agreement with Printware Acquisition, a majority-owned subsidiary of Renaissance Equity Partners and its affiliates. The Board of Directors approved the Asset Sale and authorized execution of the Asset Purchase Agreement on September 10, 2001. The Asset Purchase Agreement was executed by the Company and Printware Acquisition on September 27, 2001.

The Asset Sale

Under terms of the Asset Purchase Agreement, the Company will sell to Printware Acquisition substantially all of the assets used by the Company the conduct of its computer-to-plate business, such assets having an aggregate book value as of June 30, 2001 of $2,776,000. The acquired assets include trade accounts receivable, inventories, fixed assets, intellectual property, customer lists and the goodwill of the business. Assets excluded from the transaction are cash, investments, all non-trade receivables and prepaid expenses. Printware Acquisition will also assume the obligations of payment for certain accounts payable. The Company will retain responsibility for its other liabilities. The Company also agrees to refrain for a period of 5 years after closing from competing with the business currently engaged by the Company.

Printware Acquisition will pay the Company, subject to certain post-closing adjustments, total consideration of $2,770,000, consisting of the following: $1,000,000 cash at closing; $750,000 the form of a five year, 7% subordinated promissory note, $500,000 the form of a 10% equity interest Printware Acquisition and the assumption by Printware Acquisition of $520,000 of the Company accounts payable. The amount due under the promissory note shall be collateralized by a security interest the purchased assets, with payments and security subordinated to institutional lenders. The purchase price under the Asset Purchase Agreement may be adjusted at closing if the value of the purchased assets minus the assumed liabilities and minus $6,000 are less than $2,250,000. Any such adjustment will be reflected as an adjustment to the balance of the promissory note.

In the Asset Purchase Agreement, the Company makes representations and warranties customary for a transaction of this type. The Company agrees to indemnify Printware Acquisition for any breach of such representations and warranties and for any liabilities not assumed by Printware Acquisition, up to the amount of the purchase price. Printware Acquisition is entitled to set off such sums against payments due under the promissory note. The closing of the transactions contemplated by the Asset Purchase Agreement is subject to conditions customary for a transaction of this type.

Description of the Asset Purchase Agreement

The following is a brief summary of certain key provisions of the Asset Purchase Agreement. This description is qualified its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this Proxy Statement as Exhibit A. Shareholders are urged to read the Asset Purchase Agreement its entirety.

Purchase and Sale of Assets

The Company agrees to sell and Printware Acquisition agrees to purchase certain assets of the Company, including trade accounts receivable, inventories, fixed assets, intellectual property, customer lists and the goodwill of the business. The total purchase price for the Assets shall be $2,770,000, which equals the sum of the purchased assets plus the assumed liabilities as of June 30, 2001, less $6,000. The total liabilities to be assumed by Printware Acquisition are $520,000.

Adjustment of Purchase Price

To the extent that as of the closing date the purchased assets minus the assumed liabilities and minus $6,000 are less than $2,250,000, the purchase price shall be reduced dollar-for-dollar by such net asset shortfall. Such purchase price adjustment shall reduce dollar-for-dollar the amount due the Company under Printware Acquisition's promissory note to the Company.

Payment of Purchase Price

On the closing date, Printware Acquisition shall pay to the Company total consideration of $2,770,000, consisting of the following: $1,000,000 cash; $750,000 the form of a five year, 7% subordinated promissory note; $500,000 the form of a 10% equity interest Printware Acquisition and the assumption by Printware Acquisition of $520,000 of Company accounts payable.

Promissory Note

Printware Acquisition shall issue to the Company a promissory note the amount of $750,000, or less to the extent that any purchase price adjustment is necessary. Such promissory note shall have a five-year term and bear interest at the rate of 7% per annum. The promissory note shall be collateralized by a security interest the assets purchased by Printware Acquisition, with payments and security subordinated to Printware Acquisition's institutional lenders on terms satisfactory to those lenders. Payments on the promissory note shall be interest-only during the first year of its term and principal reduction on the note thereafter shall be based on a 7-year amortization schedule, with all remaining outstanding principal being due full five years after the date of the promissory note.

Assumption of Liabilities

On the closing date, Printware Acquisition will assume selected liabilities of the Company. Printware Acquisition shall have no liability for obligations of the Company to its equity holders, to its attorneys or accountants, for obligations for goods and services provided prior to the closing date, for any federal, state or local income, sales, use and franchise taxes associated with the sale of the assets of the Company's operations, or any other liability, whether known or unknown, and whether actual or contingent, including all accrued expenses, payroll or property taxes, trade payables, leases on real or personal property, or any other liability not identified on an exhibit to the Asset Purchase Agreement. All liabilities and obligations not assumed by Printware Acquisition shall be the sole responsibility of, and shall be satisfied by, the Company, and the Company shall indemnify Printware Acquisition the event Printware Acquisition incurs any costs for any item not specifically assumed by Printware Acquisition.

Representations and Warranties of the Company

The Company makes representations and warranties to Printware Acquisition regarding: organization, standing and power; authority; financial statements; absence of liens, claims and encumbrances on purchased assets; title to the purchased assets; lack of infringement of or by the Company's trade names, trademarks, servicemarks, patents and copyrights; lack of infringement of or by the Company's databases or computer software; collectibility of accounts receivable; absence of litigation; required consents; and broker's, finder's and investment banking fees.

Representations and Warranties of Printware Acquisition

Printware Acquisition makes representations and warranties to the Company regarding: organization and standing; authority and authorization; and broker's, finder's and investment banking fees.

Conduct and Transactions Prior to Closing

Prior to closing, Printware Acquisition's counsel, representatives and agents shall have full access, during normal business hours, to all properties, books and records of the Company. Its representatives shall be furnished all data concerning the business, finances and properties of the Company that they may reasonably request. All information obtained from the Company by Printware Acquisition and its employees and representatives shall remain confidential. Each party agrees to submit the Asset Purchase Agreement to its board of directors and shareholders (in the case of the Company) and to its Board of Directors or Executive Committee (in the case of Printware Acquisition) for approval as soon as practicable.

Conditions Precedent to Printware Acquisition's Obligation to Purchase the Assets and Assume the Liabilities

The obligation of Printware Acquisition to purchase the assets and assume the liabilities is subject to the satisfaction, at or before the closing, of the following conditions:

    The representations and warranties of the Company shall be true and correct as of the closing date as though made at that time, and Printware Acquisition shall have received a certificate signed by the Chairman of the Board or the President of the Company to that effect.
    The Company shall have substantially performed all the conditions of the Asset Purchase Agreement, except for conditions that have been waived writing by Printware Acquisition.
    The Board of Directors and shareholders of the Company shall have approved the transactions described the Asset Purchase Agreement.
    During the period from June 30, 2001 to the closing, there shall not have been any material adverse change the financial condition, the results of operations or prospects of the Company and the Company shall not have sustained any material loss or damage to the purchased assets, whether or not insured, that materially affects the Company's ability to conduct a material part of its business.
    No action, suit or proceeding before any court or governmental body or authority pertaining to the acquisition of the assets by Printware Acquisition or materially affecting the purchased assets shall have been instituted or threatened on or before the closing.

Conditions Precedent to the Company's Obligation to Sell the Assets

The obligation of the Company to sell the assets is subject to the satisfaction, at the time of closing, of the following conditions:

    The representations and warranties of Printware Acquisition shall be true on the closing date as though made at that time unless the requirement has been waived writing by the Company.
    Printware Acquisition shall have complied with all conditions of the Asset Purchase Agreement unless the requirement has been waived writing by the Company.
    The Board of Directors or Executive Committee of Printware Acquisition shall have approved the transactions described the Asset Purchase Agreement. Printware Acquisition shall promptly take all steps necessary to submit, and have approved, the transactions described the Asset Purchase Agreement by its Management Board.

The Closing

The transfer of the assets and liabilities to Printware Acquisition by the Company shall take place at 1:00 p.m. local time, on November 14, 2001 at the offices of Renaissance Equity Partners, 5831 Glenroy Road, Suite 480, Minneapolis, Minnesota, or at such time and place as the parties shall agree upon. At the closing, the Company will deliver a bill of sale and execute Printware Acquisition's member control agreement, and Printware Acquisition shall deliver a certified check or wire transfer the amount of $1,000,000, a promissory note the amount of $750,000, and a certificate evidencing the Company's 10% equity interest Printware Acquisition. Printware Acquisition shall also assume the obligations for payment of $520,000 of Company accounts payable.

Survival of Representations and Warranties

Except for representations relating to litigation, which shall continue without expiration, and except for matters relating to taxes, which shall survive until the expiration of applicable statutes of limitation, all representations and warranties made by the Company shall survive the closing but shall expire two years after the closing date, with the time for making a claim to expire two years and six months after the closing date.

Indemnification

Each party covenants and agrees to indemnify the other against any and all losses, damages, costs and expenses, including reasonable attorneys' fees, which the other incurs by reason of a breach of the Asset Purchase Agreement up to a total indemnification limit equal to the purchase price. This indemnity does not require payment as a condition precedent to recovery. Claims made against either party as a result of breach or inaccuracy or a representation or warranty set forth the Asset Purchase Agreement may not be submitted to the other party for reimbursement unless and until the aggregate amount of claims made by that party exceeds $5,000, at which point any and all claims may be brought. To the extent the Company agrees to honor Printware Acquisition's claims, Printware Acquisition shall have the right of set-off against amounts owed to the Company under the terms of the promissory note.

In the event of any third party claim, the party from whom indemnity is requested shall be entitled to participate the defense at its own expense and to settle with the consent of the other party, which consent shall not be unreasonably withheld, any action, provided that the other party shall be released from any liability by the settlement.

Printware Acquisition agrees that, following the closing, it shall indemnify and hold harmless the directors, officers, employees, shareholders and guarantors of the Company from claims made and/or suits instituted arising from any failure by Printware Acquisition to pay or perform the assumed liabilities, including reasonable counsel fees, costs and expenses incurred defense, provided, however, nothing shall be construed to obligate Printware Acquisition to pay any tax, impost, assessment, fine and/or levy and/or penalties or interest, imposed as an income tax against the Company or its shareholders on the sale of the assets.

Termination

Unless mutually agreed to otherwise by the parties, Printware Acquisition shall be entitled to terminate the Asset Purchase Agreement if the closing has not occurred on or before December 31, 2001. The Company shall be entitled to terminate the Asset Purchase Agreement if it receives notice from shareholders holding the aggregate 5% or more of the outstanding shares of the Company's Common Stock of such shareholders' intent to exercise their dissenters' rights.

Covenant Not to Compete

For a period of five years after the closing, the Company shall not engage anywhere the world or participate, directly or indirectly, either as principal, stockholder, co-partner, or any other individual or representative capacity, the conduct or management or, or own directly or indirectly ten percent or more of the voting stock in, any company which competes with the business presently conducted by the Company the United States. The covenants and agreements the section regarding the covenant not to compete shall be considered severable and if for any reason any of them or any part of them shall be held to be unenforceable, the holding shall not have any effect on the enforceability of any other.

Required Approvals

The approval of a majority of all of the Company's outstanding Common Stock is required to approve the Asset Sale under the Minnesota Business Corporation Act (the "MBCA"). With the exception of the approval required by the MBCA, neither party must comply with any federal or other state regulatory requirements or obtain any other material approval connection with the proposed transaction.

Interests of Certain Persons the Asset Sale

Mr. Goldberg, a director and the Chief Executive Officer of the Company, and Mr. Eisenschenk, the Secretary of the Company, each have an employment agreement with the Company pursuant to which they are each entitled to a payment equal to 2% of the value of the transaction, or approximately $55,400, upon closing of the Asset Sale. Additionally, pursuant to the employment agreements, each of Mr. Goldberg and Mr. Eisenschenk shall be entitled to a six-month severance package upon the closing of the Asset Sale providing for a payment of approximately $75,000 to Mr. Goldberg and approximately $62,500 to Mr. Eisenschenk.

Legal Proceedings

The Company is not a party to any lawsuits.

Proceeds of the Asset Sale; Company's Business Following the Asset Sale

Proceeds of the Asset Sale

The Company estimates that after deducting expenses, it will have approximately $700,000 of net cash proceeds from the Asset Sale and will receive another $750,000 plus interest at 7% per annum during the 5-year period following the closing. addition, the Company will no longer be obligated to pay $520,000 accounts payable, which are being assumed by Printware Acquisition. The proceeds of the Asset Sale will be used to pay any applicable Asset Sale transaction costs, severance benefits and expenses associated with the Company's ongoing public company reporting requirements. Any proceeds not so used shall be retained or invested by the Company pending use of some or all of such sums the acquisition of an operating business. The Company may also use part of the proceeds of the Asset Sale to repurchase its Common Stock or declare one or more dividends to shareholders.

Company's Business Following the Asset Sale

The Board of Directors has been actively seeking another operating business for the Company to acquire, invest or merge with, and will continue to do so after the Asset Sale is completed. The Company cannot estimate at this time what form such transaction might take. Further, there can be no assurances that the Company will be able to negotiate and complete a transaction with another operating business. Even if a transaction is completed, there can be no assurances that the market price of the Company's Common Stock will improve. During this period, the Company may have no employees.

Securities Exchange Reporting and Nasdaq National Market Listing

Following the Asset Sale, the Company intends to maintain its status as a reporting company under the Securities Exchange Act of 1934. The Company also intends to maintain the listing of its Common Stock on the Nasdaq National Market. There can be no assurances, however, that the Company will continue to meet the listing maintenance standards established by the National Association of Securities Dealers, Inc. for the Nasdaq National Market, whether or not the Company is successful acquiring another operating business. order to continue to be included on the Nasdaq National Market, the Company must maintain stockholders' equity of at least $10,000,000, a public float of 750,000 shares and a $5,000,000 market value of the Company's public float. addition, continued inclusion requires two market makers, at least 400 holders of the Company's Common Stock and a minimum bid price of $1 per share. If the Company is unable to meet such standards and the Company is delisted, the Company's Common Stock will trade on the Nasdaq SmallCap Market, the OTC Bulletin Board or the "pink sheets" maintained by the National Quotation Bureau, Inc., which will reduce the marketability and liquidity of the shares. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. addition, if the Company's Common Stock is delisted and the trading price of the Common Stock is less than $1 per share, trading the Common Stock will be subject certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers connection with any trades involving "penny stock." The additional burdens imposed on broker-dealers such circumstance may discourage broker-dealers from effecting transactions the Company's Common Stock. If the Company's Common Stock is delisted and/or becomes subject to the penny stock rules, the price of the Company's Common Stock would, all likelihood, decline.

Possible Application of the Investment Company Act of 1940

United States companies that have more than 100 shareholders or whose shares are publicly traded the United States and are, or hold themselves out to be, engaged primarily the business of investing, reinvesting or trading or securities are regulated by the Securities and Exchange Commission (the "SEC") pursuant to the Investment Company of 1940 Act (the "1940 Act"). Unless an exclusion applies, a company is an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets on an unconsolidated basis, excluding government securities and cash items. The 1940 Act provides a one-year temporary exclusion for companies that are transition and which have a bona fide intent to be engaged primarily a business other than investing securities as soon as possible, but any event within one year. While the Company intends to identify and acquire an operating business as soon as possible, there can be no assurances that the Company will be successful acquiring an operating business within one year, or at all. If the Company is unable to acquire an operating business prior to the one year anniversary of the consummation of the Asset Sale, the Company may be required to register as an investment company under the 1940 Act, seek an exemption from the SEC that would exclude the Company from the definition of an investment company, or change the composition of the Company's assets so that the Company will not be an investment company under the 1940 Act. Registration as an investment company would subject the Company to restrictions that would significantly impair the Company's ability to acquire and operate an established business. As an investment company, the Company would be forced to comply with substantive requirements of the 1940 Act, including limitations on the Company's ability to borrow, limitations on the Company's capital structure, restrictions on acquisitions of interests associated companies, prohibitions on transactions with affiliates, restrictions of specific investments and compliance with reporting, record keeping, voting, proxy disclosure and other regulations. If the Company is forced to comply with the 1940 Act and the regulations promulgated thereunder, its ability to acquire and operate an established business will be significantly limited.

Accounting Treatment

Under generally accepted accounting principles, upon consummation of the Asset Sale, the Company will remove the net assets sold from its consolidated balance sheet and record the gain or loss on the sale, net of transaction costs, severances and other related costs, including applicable state and federal income taxes, its consolidated statement of income.

Federal Income Tax Consequences

The following summary of the anticipated federal income tax consequences to the Company of the Asset Sale is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the Asset Sale. This summary is based upon the Internal Revenue Code of 1986 (the "Code"), as presently effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

The proceeds from the Asset Sale will be a taxable sale by the Company upon which gain or loss will be recognized by the Company. The amount of gain or loss recognized by the Company with respect to the sale of a particular asset will be measured by the difference between the amount realized by the Company on the sale of that asset and the Company's tax basis that asset. The amount realized by the Company on the Asset Sale will include the amount of cash received and the fair market value of any other property received. For purposes of determining the amount realized by the Company with respect to specific assets, the total amount realized by the Company will generally be allocated among the assets according to the rules prescribed under Section 1060(a) of the Code. The Company's bases its assets are generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether gain or loss is recognized by the Company will be made with respect to each of the assets to be sold. Accordingly, the Company may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset.

The proposed sale of substantially all of the operating assets of the Company by itself will not produce any separate and independent federal income tax consequences to the Company's shareholders, other than those who exercise dissenters' rights under the MBCA. Cash payments made to a holder of Company Common Stock who exercises dissenters' rights will be treated as distributions redemption of the shareholder's Company Common Stock. A holder of Company Common Stock receiving cash connection with the exercise of dissenters' rights will recognize either: (i) gain or loss equal to the difference between the cash received and the holder's basis the Company Common Stock; or (ii) dividend income, depending upon whether the deemed redemption qualifies for sale or exchange treatment under the tests set forth Section 302 of the Code. Gain or loss will be capital gain or loss provided the Company Common Stock was a capital asset the hands of the Company shareholder at the time of the asset sale.

Pursuant to the rules promulgated under Section 302 of the Code, the determination of whether the exchange of Common Stock for cash pursuant to the exercise of dissenters' rights has the effect of a distribution of a dividend will be made, on a shareholder-by-shareholder basis, by comparing the proportionate, percentage interest of a shareholder before and after the asset sale. making this comparison, there must be taken into account (i) any other shares of Company Common Stock actually owned by the shareholder, and (ii) any shares considered to be owned by the shareholder by reason of the constructive ownership rules set forth Section 318 of the Code. These constructive ownership rules apply certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of the individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.

Under applicable Internal Revenue Service guidelines, a redemption involving a holder of a minority interest the Company whose relative stock interest the Company is minimal, who exercises no control over the affairs of the Company, and who experiences a reduction the shareholder's proportionate interest the Company, both directly and by application of the foregoing constructive ownership rules, generally should be deemed to result sale or exchange treatment, and accordingly, most circumstances, capital gain or loss treatment, under the rules set forth Section 302(b)(1) of the Code.

Each holder of the Company's Common Stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the Asset Sale, and as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

Recommendation of the Company's Board of Directors

The Board of Directors has determined that the Asset Sale is the best interests of the Company and the Company's shareholders. The Board of Directors has unanimously approved the Asset Purchase Agreement and unanimously recommends that shareholders vote favor of the Asset Sale Proposal.

Vote Required

Under Section 302A.661 of the MBCA, the sale by the Company of "all or substantially all" of its assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock as of the Record Date. The Company has determined that the Asset Sale may constitute a sale of "all or substantially all" of the Company's assets based on current interpretations of that term. Thus, the Asset Purchase Agreement provides that, as a condition to the Company's obligation to consummate the transactions contemplated by the Asset Purchase Agreement, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock on the Record Date must be obtained.

Summary of Dissenters' Rights

Right to Exercise Dissenters' Rights

In connection with the Asset Sale, holders of Common Stock of the Company are entitled to exercise dissenters' rights pursuant to the provisions of Sections 302A.471 and 302A.473 of the MBCA. accordance with these sections, holders of the Company's Common Stock have the right to dissent from the Asset Sale and to receive payment cash of the "fair value" of their shares of Common Stock. this context, the term "fair value" means the value of the shares of the Company's Common Stock immediately before the effective date of the Asset Sale.

Company's Notice of Meeting

Under Section 302A.473, if a corporation calls a shareholders meeting at which a proposal to sell, lease, transfer or otherwise dispose of all or substantially all of the property and assets of the corporation is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent, and must include a copy of Sections 302A.471 and 302A.473 and a brief description of the procedures to be followed under these sections. This Notice of Special Meeting of Shareholders constitutes such notice to the Company's shareholders, and the following discussion describes the procedures to be followed by a dissenting shareholder. The applicable statutory provisions are attached hereto as Exhibit B.

The following discussion is not a complete statement of the law pertaining to a dissenting shareholder's rights under Minnesota law and is qualified its entirety by the full text of Sections 302A.471 and 302A.473 of the MBCA attached hereto as Exhibit B. Any holder of the Company's Common Stock who wishes to exercise the right to dissent and demand the fair value of his or her shares, or who wishes to preserve the right to do so, should carefully review the following discussion and Exhibit B. Failure to timely and properly comply with the procedures will result the loss of a shareholder's right to dissent under Minnesota law.

Shareholder's Notice of Intent to Demand Fair Value of Shares

If a holder of the Company's Common Stock wishes to exercise the right to demand the fair value of his or her shares, the shareholder must file with the Company, before the vote is taken on the Asset Sale Proposal, a written notice of intent to demand the fair value of his or her shares and, addition, he or she must not vote favor of approval of the Asset Sale Proposal. A vote against the Asset Sale Proposal will not and of itself constitute a written notice of intent to demand the fair value of a shareholder's shares of the Company's Common Stock satisfying the requirements of the MBCA.

A shareholder may not assert dissenters' rights as to less than all of the shares of the Company's Common Stock registered the name of such shareholder.

Company's Notice of Procedures for Demanding Payment

After the Asset Sale Proposal has been approved by the holders of the Company's Common Stock, the Company must cause to be mailed to each shareholder who has properly asserted dissenters' rights a notice that contains:

(a) The address to which the shareholder must send a demand for payment and his or her stock certificates order to receive payment, and the date by which they must be received;

(b) A form to be used by the shareholder to certify the date on which he or she acquired his or her shares of Common Stock and to demand payment; and

(c) Another copy of Sections 302A.471 and 302A.473 of the MBCA, together with a brief description of the procedures to be followed under those sections.

To receive the fair value of his or her shares of Common Stock, a dissenting shareholder must demand payment and deposit his or her certificates within 30 days after the notice described above is given, but the dissenter retains all other rights of a shareholder until the Asset Sale takes effect.

Company's Payment; Return of Shares

After the consummation of the Asset Sale, or after the Company receives a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who has complied with the dissenters' rights provisions the amount the Company estimates to be the fair value of the shares, plus interest, accompanied by:

(a) The Company's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time, together with the latest available interim financial statement;

(b) An estimate by the Company of the fair value of the shares and a brief description of the method used to reach the estimate; and

(c) Another copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedure to be followed demanding supplemental payment.

If the Company fails to remit payment within 60 days of the deposit of certificates, the Company must return all deposited certificates. However, the Company may again give notice and require deposit of the certificates at a later time.

Shareholder's Right to Demand Supplemental Payment

If a dissenting shareholder believes that the amount remitted by the Company is less than the fair value of his or her shares plus interest, such dissenting shareholder may give written notice to the Company of his or her own estimate of the fair value for the shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after the Company mailed its original remittance. Otherwise, a dissenter is entitled only to the amount remitted by the Company.

Company's Petition; Determination by Court

Within 60 days after receiving a demand for supplemental payment, the Company must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and the Company) or file a petition the state courts of Minnesota requesting that the court determine the fair value of the shares plus interest. Any petition so filed must name as parties all dissenting shareholders who have demanded supplemental payments and who have been unable to reach an agreement with the Company concerning the fair value of their shares. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of fair value of the shares. The jurisdiction of the court is plenary and exclusive, and the fair value as determined by the court is binding on all shareholders, wherever located. A dissenting shareholder, if successful, is entitled to a judgment for the amount by which the fair value of his shares as determined by the court exceeds the amount originally remitted by the Company.

Costs and Expenses

Generally, the costs and expenses associated with a court proceeding to determine the fair value of the shares of the Company's Common Stock will be borne by the Company, unless the court finds that a dissenting shareholder has demanded supplemental payment a manner that is arbitrary, vexatious or not good faith. Similar costs and expenses may also be assessed instances where the Company has failed to comply with the procedures specified Section 302A.473 of the MBCA discussed above. The court may, its discretion, award attorneys' fees to an attorney representing dissenting shareholders out of any amount awarded to such dissenters.

Other Rights

Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder has no right, at law or equity, to set aside the approval of the Asset Sale or the consummation of the Asset Sale except if such approval or consummation was fraudulent with respect to such shareholder or the Company.

Failure to follow the steps required by Section 302A.473 for asserting dissenters' rights will result the loss of a shareholder's rights to demand the fair value of his or her shares of the Company's Common Stock.

OTHER BUSINESS

At the date of this Proxy Statement, management knows of no other business that may properly come before the Special Meeting. However, if any other matters properly come before the meeting, the persons named the enclosed form of proxy will vote the proxies received response to this solicitation accordance with their best judgment on such matters.

AVAILABLE INFORMATION

The Company files periodic reports with the SEC relating to its business, financial condition and other matters. Such periodic reports can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's website www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

PROPOSALS OF SHAREHOLDERS

Any proposal by a shareholder to be presented at the next annual meeting must be received at the Company's principal executive offices, 1270 Eagan Industrial Road, St. Paul, Minnesota, 55121, not later than January 2, 2002 order for such proposal to be included the Company's proxy materials relating to the year ending December 31, 2001. Also, if the Company receives notice of a shareholder proposal after March 20, 2002, such proposal will be considered untimely and the person's name the proxies solicited by the Board of Directors of the Company for its 2002 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors,

Mark G. Eisenschenk, Secretary
October 11, 2001

EXHIBIT A

Asset Purchase Agreement

By and Between

PRINTWARE ACQUISITION, LLC

and

PRINTWARE, INC.

September 27, 2001

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into this 27th day of September, 2001 (the "Effective Date") between Printware Acquisition, LLC, a Minnesota Limited Liability Company ("Purchaser"), and Printware, Inc., a Minnesota corporation ("Seller").

RECITALS:

A. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the selected assets of Seller listed on Exhibit 1.1 (the "Assets").

B. Seller desires Purchaser to assume and Purchaser agrees to assume certain selected liabilities of Seller listed on Exhibit 1.2 (the "Liabilities").

C. Seller and Purchaser desire to complete the transactions outlined this Agreement on or about November 14, 2001 (the "Closing" or "Closing Date").

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged herewith, the parties to this Agreement hereby agree as follows:

ARTICLE ONE

SALE AND PURCHASE OF ASSETS

1.1 Sale and Purchase.

Seller agrees to sell and Purchaser agrees to purchase the Assets on the Closing Date.

1.2 Purchase Price.

The total purchase price of the Assets shall be $2,770,000, payable as set forth Article Ten. Such amount is equal to the sum of the Seller's net accounts receivable, net inventory and net fixed assets as of June 30, 2001, less $6,000.

1.3 Assumption of Liabilities.

The total Liabilities being assumed by Purchaser shall be $520,000.

1.4 Adjustment to Purchase Price.

To the extent that as of the Closing Date net accounts receivable, plus net inventory, plus net fixed assets, minus Liabilities (in each case determined accordance with generally accepted accounting principles applied on a consistent basis) and minus $6,000 are less than $2,250,000, the Purchase Price shall be reduced dollar-for-dollar by such net asset shortfall. Such Purchase Price adjustment shall reduce dollar-for-dollar the amount due Seller under Purchaser's certain promissory note to Seller, the amount of which the absence of an adjustment is contemplated to be $750,000 (see Article One, Sec.1.5 and Sec.1.6).

1.5 Payment of Purchase Price.

On the Closing Date, Purchaser shall pay Purchase Price to Seller as follows:

Cash	$1,000,000
Issuance of promissory note to seller	750,000
Issuance of 10% equity interest Purchaser to Seller at pre-determined value of $500,000	500,000
Assumption of Liabilities	520,000
$2,770,000

1.6 Promissory Note to Seller.

Purchaser shall issue to Seller a promissory note ("Promissory Note") pursuant to Sec.1.5 above the amount of $750,000, or less to the extent that any purchase price adjustment is necessary pursuant to Sec.1.4. Such Promissory Note shall have a five-year term and bear interest at the rate of 7% per annum. The Promissory Note shall be secured by a security interest the Assets, with its payments and security subordinated to institutional lenders on terms satisfactory to those lenders. The Promissory Note and its related security agreement shall be substantially the form of Exhibits 1.6 and 1.6.2.

ARTICLE TWO

INSTRUMENTS OF CONVEYANCE AND TRANSFER

2.1 Instruments.

On the Closing Date, Seller shall deliver to Purchaser a bill of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, reasonably satisfactory form and substance to Purchaser and its counsel, as shall be effective to vest Purchaser all right, title and interest and to the Assets. (A copy of the Bill of Sale is attached as Exhibit 2.1.) Simultaneously with delivery, Seller will take all additional steps as may be requisite to put Purchaser possession of the Assets and entitle Purchaser to operating control of the Assets.

2.2 Acceleration.

Exhibit 2.2 lists the Assets which cannot be assigned without an acceleration or change the terms and conditions thereof or without the consent of a third party.

ARTICLE THREE

ASSUMPTION OF LIABILITIES

On the Closing Date, Purchaser agrees to assume only selected liabilities as listed on Exhibit 1.2. Purchaser shall have no liability for:

3.1 Equity Holders.

Liabilities of the Seller to its stockholders and liabilities of the Seller to any persons connection with Seller's equity interests including, without limitation, liabilities for unpaid dividends.

3.2 Seller's Attorneys and Accountants.

Liability of the Seller to their attorneys or accountants connection with this Agreement.

3.3 Customer Liabilities.

Any obligation for goods or services provided by Seller prior to the Closing Date unless Purchaser is fairly and adequately compensated for those goods and services.

3.4 Income, Sales, Use and Franchise Taxes.

Any federal, state or local income, sales, use and franchise taxes associated with the sale of the Assets or associated with Seller's business operating activities.

3.5 Any Other Liabilities.

Any and all other liabilities, whether known or unknown, and whether actual or contingent, including all accrued expenses, payroll or property taxes, trade payables, leases on real or personal property, or any liability not included on Exhibit 1.2.

ARTICLE FOUR

INDEMNITY BY SELLER FOR LIABILITIES NOT ASSUMED

All liabilities and obligations not assumed by Purchaser shall be the sole responsibility of, and shall be satisfied by Seller, and Seller shall indemnify Purchaser pursuant to Article Twelve INDEMNIFICATION the event any costs are incurred by Purchaser for any item not specifically assumed by Purchaser.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

5.1 Organization, Standing and Power of Seller.

Seller is a corporation duly organized, validly existing and good standing under the laws of the State of Minnesota and has corporate power to carry on its business as it is now being conducted and is not qualified or licensed to do business as a foreign corporation any other jurisdiction.

5.2 Authority.

The execution, delivery and performance of this Agreement shall be duly and validly authorized and approved by Seller's Board of Directors and by Seller's shareholders prior to the Closing. The execution and delivery of this Agreement do not, and the consummation of the transactions described will not result or constitute a default, breach or violation of the Articles of Incorporation of Seller, or the Bylaws of Seller, or any agreement, or creation or imposition of any lien, charge or encumbrance on any of the Assets. The authorizations of the Directors and Shareholders are attached as Exhibit 5.2.

5.3 Financial Statements.

Exhibit 5.3 contains Seller's audited balance sheets for December 31, 1998, 1999 and 2000, and the related statements of income and of changes financial position for the three years ending on those dates, certified by Deloitte & Touche, LLP, whose opinions with respect to such financial statements are included Exhibit 5.3. Exhibit 5.3 also contains Seller's unaudited balance sheet as of June 30, 2001, together with related unaudited statements of income and of changes financial condition for the six-month period ending on such date, prepared by Seller's management and filed with the Securities and Exchange Commission on August 14, 2001. All the financial statements have been prepared accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and present fairly the financial position of Seller as of the respective dates of the balance sheets included the financial statements and the results of Seller's operations for the respective periods.

5.4 Valid Transfer.

At the Closing Seller will convey to Purchaser all right, title and interest the Assets free of any liens, claims, charges, encumbrances or assessments of any nature whatsoever, except as listed Exhibit 5.5.3.

5.5 Assets of Company.

5.5.1 Trade Names, Trademarks, Service Marks, Patents and Copyrights.

Exhibit 5.5.1 contains a schedule of trade names, trademarks, service marks, patents and copyrights owned by Seller or which Seller has any rights or licenses, together with a brief description of each. Except as set out Exhibit 5.5.1, Seller is not a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any trade names, trademarks, service marks, patents, or applications for them, or any copyrights. Seller owns all trade names, trademarks, service marks, patents and copyrights necessary for Seller's business as now conducted and the actual and contemplated use thereof does not conflict with or infringe upon or otherwise violate any rights of others. All license agreements are full force and Seller is not default under any of them, nor does Seller have any knowledge of any claim that is default or that an event of default has occurred, which, with the giving of notice or passage of time, would become a default.

5.5.2 Databases and Computer Software.

Exhibit 5.5.2 contains a list of all of Seller's database and software programs and related documentation and materials, which are owned by Seller and used by Seller the operation of its business. Except as set forth Exhibit 5.5.2, Seller is the sole owner and original developer of all such software programs and materials, and the actual and contemplated use thereof does not conflict with or infringe upon or otherwise violate any rights of others. The information utilized by Seller the construction of Seller's database was lawfully obtained and Seller has the lawful right to use the information.

5.5.3 Title to Assets.

Except as may be set forth Exhibit 5.5.3, Seller has and will transfer at the Closing good and marketable title to all the Assets, whether tangible or intangible. Except as provided Exhibit 5.5.3, the Assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, claims, easements, rights of way, covenants, conditions or restrictions.

5.5.4 Accounts Receivable Collectibility.

All accounts receivable from customers with more than 10% of their total balance owed to Seller aged 90 days or more past due as of the Closing date are collectible within 90 days of the Closing date. Purchaser may seek indemnification from Seller for such uncollectible amounts if, and only to the extent that, the total of such uncollected amounts exceeds any allowance for uncollectible accounts transferred by the Seller to the Purchaser.

5.6 Litigation.

Except as set forth Exhibit 5.6, there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending, or to the best of Seller's knowledge, threatened against or affecting Seller, its business, assets or financial condition. If the matters set forth Exhibit 5.6 were decided adversely, they would not result a material adverse change the business, assets or financial condition of Seller. Seller is not default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency, or instrumentality to which it is subject or by which it is bound. There are no such orders, writs, injunctions and decrees known to Seller, except as described Exhibit 5.6.

5.7 Consents.

Except for those consents, authorizations or approvals required to be obtained by Purchaser, and except as set out Exhibit 5.7, no consent, authorization or approval of, or filing with, any federal, state, local or other governmental department, commission, board, agency or instrumentality is required to be made or obtained by Seller connection with the sale of the Assets or assumption of the Liabilities.

5.8 Broker's, Finder's and Investment Banking Fees.

The Seller has not engaged or entered into any agreement with any broker, finder, or investment banking firm connection with any of the transactions contemplated by this Agreement involving the payment of any fee or compensation. Under terms of employment agreements with Stanley Goldberg and Mark Eisenschenk, the Seller may be obligated to pay incentive compensation to each said employee for their assistance facilitating the transactions contemplated by this Agreement.

ARTICLE SIX

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1 Organization and Standing of Purchaser.

Purchaser is a Limited Liability Company duly organized and good standing under the laws of the State of Minnesota.

6.2 Authority and Authorization of Purchaser.

Purchaser has the power to execute this Agreement and perform its obligations and has taken all necessary corporate action to enable it to fully perform its obligations.

6.3 Broker's, Finder's and Investment Banking Fees.

The Purchaser has not engaged or entered into any agreement with any broker, finder or investment banking firm connection with any of the transaction contemplated by this Agreement involving the payment of any fee or compensation.

ARTICLE SEVEN

CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

Purchaser and Seller agree that from the Effective Date until the Closing:

7.1 Purchaser's Access to Information.

Purchaser's counsel, representatives and agents shall have full access, during normal business hours, to all properties, books and records of Seller. Purchaser's representatives shall be furnished all data concerning the business, finances and properties of Seller that they may reasonably request. All information obtained from Seller by Purchaser, its officers, employees, servants and representatives, pursuant to this Agreement shall remain confidential.

7.2 Board of Directors and Shareholders Approval.

Seller shall submit this Agreement to its Board of Directors and Shareholders for approval, as soon as practicable, and Purchaser shall submit the transactions contemplated by this Agreement to its Board of Directors or Executive Committee for approval as soon as practicable.

ARTICLE EIGHT

CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION
TO PURCHASE THE ASSETS AND ASSUME THE LIABILITIES

The obligation of Purchaser to purchase the Assets and assume the Liabilities is subject to the satisfaction, at or before the Closing, of the conditions set out below unless the requirement has been waived writing by Purchaser.

8.1 Accuracy of Seller's Representations and Warranties.

The representations and warranties of Seller set out Article Five shall be as true on the Closing Date as though made at that time, and Purchaser shall have received a certificate signed by the Chairman of the Board or the President of Seller to that effect.

8.2 Performance by Seller.

Seller shall have substantially performed all the conditions of this Agreement, except for conditions which have been waived writing by Purchaser.

8.3 Board of Directors and Shareholders Approval.

The Board of Directors and Shareholders of Seller shall have approved the transactions described this Agreement. The resolutions approving the transactions are attached as Exhibit 5.2.

8.4 No Material Adverse Change.

During the period from June 30, 2001 to the Closing, there shall not have been any material adverse change the financial condition, the results of operations or prospects of Seller and Seller shall not have sustained any material loss or damage to the Assets, whether or not insured, that materially affects Seller's ability to conduct a material part of its business.

8.5 Absence of Litigation.

Other than as set forth Exhibit 5.6, no action, suit or proceeding before any court or any governmental body or authority pertaining to the acquisition of the Assets by Purchaser or materially affecting the Assets shall have been instituted or threatened on or before the Closing.

ARTICLE NINE

CONDITIONS PRECEDENT TO SELLER'S OBLIGATION
TO SELL THE ASSETS

The obligation of Seller to sell the Assets is subject to the satisfaction, at the time of Closing, of the conditions set out below.

9.1 Accuracy of Purchaser's Representations and Warranties.

The representations and warranties of Purchaser set out Article Six shall be true on the Closing Date as though made at that time unless the requirement has been waived writing by Seller.

9.2 Performance by Purchaser.

Purchaser shall have complied with all conditions of this Agreement unless the requirement has been waived writing by Seller.

9.3 Board of Directors Approval.

The Board of Directors or Executive Committee of Purchaser shall have approved the transactions described this Agreement. Purchaser shall promptly take all steps necessary to submit, and have approved, the transactions described this Agreement by its Management Board. The approvals are attached as Exhibit 9.3.

ARTICLE TEN

THE CLOSING

10.1 Time and Place.

The transfer of the Assets and Liabilities to Purchaser by Seller shall take place at 1:00 p.m. local time, on the Closing Date at the offices of Renaissance Equity Partners, 7831 Glenroy Road, Suite 480, Minneapolis, Minnesota, or at such other time and place as Seller and Purchaser shall mutually agree upon.

10.2 Bill of Sale.

Seller shall at Closing supply the Bill of Sale and other documents as provided Article Two.

10.3 Payment to Seller by Purchaser.

At the Closing, Purchaser shall deliver to Seller a certified check or wire transfer the amount of $1,000,000, a promissory note the amount of $750,000 (or less pursuant to the provisions of Article One, Sec. 1.4), and a certificate evidencing Seller's 10% equity interest Purchaser. At the Closing, Seller shall execute the Purchaser's member control agreement.

ARTICLE ELEVEN

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Except for the representations and warranties set forth Paragraph 5.6, which shall continue without expiration, and except for any matters relating to taxes, which shall survive until the expiration (including extensions) of the applicable statutes of limitation, all representations and warranties made Article 5 shall be continuing and shall survive the Closing but shall expire two years after the Closing Date, with the time for making a claim to expire two years and six months from the Closing Date.

ARTICLE TWELVE

INDEMNIFICATION

12.1 Indemnification.

Seller and Purchaser each covenant and agree to indemnify the other against any and all losses, damages, costs and expenses, including reasonable attorneys' fees, which the other incurs by reason of a breach of this Agreement by the indemnifying party (such loss, damage, cost, expense or fees called a "Loss" or "Losses") up to a total indemnification limit equal to the Purchase Price. This indemnity shall not require payment as a condition precedent to recovery. Claims made against either party as a result of breach or inaccuracy of a representation or warranty set forth this Agreement may not be submitted to the other party for reimbursement unless and until the aggregate amount of claims made by that party exceeds $5,000, at which point any and all claims may be brought. To the extent Seller agrees writing to honor Purchaser's claims, Purchaser shall have the right of set-off against amounts owed Seller under the terms of the Promissory Note such that claims shall reduce the total amount owed Seller under the Promissory Note on a dollar-for-dollar basis.

12.2 Participation Defense.

If any proceeding respect of which indemnity may be sought by either party shall be brought by any third party against Purchaser or Seller, the party from whom indemnity is requested shall be entitled to participate the defense at its own expense and to settle with the consent of the other party, which consent shall not be unreasonably withheld, any action provided that Purchaser and Seller shall be released from any liability by the settlement.

12.3 Indemnification of Directors, Officers, Shareholders and Employees.

Purchaser, following the Closing, shall indemnify and hold harmless the directors, officers, employees, shareholders and guarantors of Seller. from claims made and/or suits instituted arising from any failure by Purchase to pay or perform upon the Liabilities, including reasonable counsel fees, costs and expenses incurred defense, provided, however, nothing shall be construed to obligate Purchaser to any tax, impost, assessment, fine and/or levy and/or penalties or interest, imposed as an income tax against Seller or its shareholders on the sale of the Assets.

ARTICLE THIRTEEN

MISCELLANEOUS

13.1 Termination.

Unless mutually agreed to otherwise by Seller and Purchaser, Purchaser shall be entitled to terminate this Agreement if the Closing has not occurred on or before December 31, 2001. Seller shall be entitled to terminate this Agreement if it receives notice from shareholders holding the aggregate 5% or more of the outstanding shares of the Company's Common Stock of such shareholder's intent to exercise their dissenters' rights.

13.2 Publicity.

All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by Purchaser and Seller. Neither party shall act unilaterally this regard without the prior approval of the other, which approval shall not be unreasonably withheld.

13.3 Costs.

Purchaser and Seller shall pay all costs and expenses incurred or to be incurred by each negotiating and preparing this Agreement and closing and carrying out the transactions contemplated by this Agreement.

13.4 Notices.

Any notice, demand, request or other communication under this Agreement shall be writing and shall be deemed to have been given on the date of service if personally served or on the fifth day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

To Purchaser:

President
Renaissance Equity Partners
7831 Glenroy Road., Suite 480
Minneapolis, MN 55439-3132
FAX: 952-831-2945

To Seller:

Chairman
Printware, Inc.
3033 Excelsior Blvd., Suite 300
Minneapolis, MN 55416
FAX: 612-253-6151

13.5 Assignment and Successors.

Neither Purchaser nor Seller may assign any rights or delegate any duties hereunder.

13.6 Binding Effect.

Subject to Paragraph 13.5, this Agreement shall be binding upon and inure to the benefit of the successors of the parties.

13.7 Governing Law.

This Agreement shall be construed accordance with, and governed by, the laws of the State of Minnesota.

13.8 Severability.

Each provision of this Agreement is intended to be severable.

13.9 Covenant Not to Compete.

For a period of five years after the Closing, Seller shall not engage anywhere the world or participate, directly or indirectly, either as principal, stockholder, co-partner, or any other individual or representative capacity, the conduct or management of, or own directly or indirectly ten percent or more of the voting stock in, any company which competes with the business presently carried on by the Company the United States. The covenants and agreements set forth this section shall be considered severable and if for any reason any of them or any part of them shall be held to be unenforceable, the holding shall not have any effect on the enforceability of any other.

13.10 Exhibits.

The attached exhibits are by reference made an integral part of this Agreement:

Exhibit	Title
1.1	List of Assets to be Acquired
1.2	List of Liabilities to be Assumed
1.6.1	Subordinated Promissory Note
1.6.2	Security Agreement
2.1	Bill of Sale
2.2	List of Assets Subject to Acceleration
5.2	Approvals Seller
5.3	Financial Statements of Seller
5.5.1	Trade Names, Trademarks, Service Marks, Patents and Copyrights
5.5.2	List of Acquired Databases and Computer Software
5.5.3	Restrictions on Assets Acquired
5.5.4	Accounts Receivable Collectibility
5.6	Litigation
5.7	Consents to Purchase
9.3	Approvals - Purchaser

PRINTWARE ACQUISITION, LLC	PRINTWARE, INC
"Purchaser"	"Seller"
By: /s/ Paul Meyering	By: /s/ Stanley Goldberg
Its: Vice President	Its: President and Chief Executive Officer

EXHIBIT B
MINNESOTA BUSINESS CORPORATION ACT, Sec. 302A.471 AND Sec. 302A.473
(Rights of Dissenting Shareholders)

Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which provide that shareholders may dissent from, and obtain payment for the fair value of their shares the event of, certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

302A.471. Rights of dissenting shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares the event of, any of the following corporate actions:

(a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder that it:

(1) Alters or abolishes a preferential right of the shares;

(2) Creates, alters, or abolishes a right respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) Excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

(b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval section 302A.661, Subdivision 1, or a disposition dissolution described section 302A.725, Subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders accordance with their respective interests within one year after the date of disposition;

(c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided Subdivision 3;

(d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

(e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered the names of different shareholders.

(b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation a merger, if the shares of the shareholder are not entitled to be voted on the merger.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or equity to have a corporate action described Subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined this Subdivision have the meanings given them.

(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to section 302A.471, Subdivision 1 or the successor by merger of that issuer.

(c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to section 302A.471, Subdivision 1.

(d) "Interest" means interest commencing five days after the effective date of the corporate action referred to section 302A.471, Subdivision 1, up to and including the date of payment, calculated at the rate provided section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described section 302A.471, Subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with Subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) The address to which a demand for payment and certificates of certificated shares must be sent order to obtain payment and the date by which they must be received;

(2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest them and to demand payment; and

(4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with Subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed demanding supplemental payment.

(b) The corporation may withhold the remittance described paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with Subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed the materials if the dissenter agrees to accept that amount full satisfaction. The dissenter may decline the offer and demand payment under Subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, Subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under Subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under Subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under Subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under Subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed the county which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition the county this state which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under Subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under Subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under Subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under Subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action demanding payment under Subdivision 6 is found to be arbitrary, vexatious, or not good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not good faith bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PROXY

PRINTWARE, INC.

Proxy Solicited by Board of Directors

For Special Meeting of Shareholders

November 14, 2001

The undersigned, revoking all prior proxies, hereby appoints Stanley Goldberg and Mark G. Eisenschenk, or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Printware, Inc. (the "Company") of record the name of the undersigned at the close of business on September 20, 2001, at the Special Meeting of Shareholders to be held on November 14, 2001, or at any adjournment thereof, upon the following matters:

1. Approval of the sale of substantially all of the operating assets of the Company, including all accounts receivable, inventory, fixed assets, customer lists, intellectual property and related tangible and intangible assets, on the terms and conditions set forth the Asset Purchase Agreement, dated September 27, 2001, by and between the Company and Printware Acquisition LLC:

/ / FOR	/ / AGAINST	/ / ABSTAIN

2. their discretion the Proxies are authorized to vote upon such matters as may properly come before the meeting.

Please mark, date, sign, and mail this proxy promptly the enclosed envelope.

This proxy when properly executed will be voted the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1. The Board of Directors recommends a vote FOR Proposal 1.

Please sign your name exactly as it appears below. the case of shares owned joint tenancy or as tenants common, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a company, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.

Dated: _____________________________, 2001.

Signature: _____________________________________

Print Name: _________________________________

Signature (if held jointly): _________________________

Print Name: __________________________________